Exhibit 3.2
EQUITY ONE, INC.
ARTICLES SUPPLEMENTARY
Equity One, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated the one authorized but unissued share of the Class A Common Stock, par value $0.01 per share, of the Corporation (the “Class A Common Stock”), as one share of Common Stock, par value $0.01 per share, of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Charter.
SECOND: The Class A Common Stock has been reclassified and designated by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Vice President, General Counsel and Secretary on this 11th day of March, 2015.

ATTEST:	EQUITY ONE, INC.

/s/ Aaron Kitlowski	By:	/s/ David R. Lukes (SEAL)
Name: Aaron Kitlowski		Name: David R. Lukes
Title: Vice President, General Counsel and Secretary		Title: Chief Executive Officer